Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Schering-Plough Corporation and subsidiaries on Form S-8 of our reports dated February 25, 2003 and June 27, 2003, appearing in the Annual Report on Form 10-K of Schering-Plough Corporation and subsidiaries for the year ended December 31, 2002 and in the Annual Report on Form 11-K of The Schering-Plough Puerto Rico Employees’ Retirement Savings Plan for the year ended December 31, 2002, respectively.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
February 2, 2004